Exhibit 3.1

e.l.f. Beauty, Inc.

Amended and Restated Certificate of Incorporation

e.l.f. Beauty, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of the corporation is e.l.f. Beauty, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 20, 2013 under the name J.A. Cosmetics Holdings, Inc. The corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 31, 2014. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on April 26, 2016. A Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on September 19, 2016.

The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the Delaware General Corporation Law.

The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

This Amended and Restated Certificate of Incorporation shall be effective as of 10:00 a.m. Eastern Time on September 27, 2016.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 26th day of September, 2016.

e.l.f. Beauty, Inc.

By:	/s/ Tarang P. Amin
Tarang P. Amin Chief Executive Officer

EXHIBIT A

Amended and Restated Certificate of Incorporation of

e.l.f. Beauty, Inc.

ARTICLE I

NAME

The name of the corporation is e.l.f. Beauty, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law. The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

Section 1. This Corporation is authorized to issue two classes of capital stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Two Hundred Eighty Million (280,000,000), of which Two Hundred Fifty Million (250,000,000) shares shall be Common Stock and Thirty Million (30,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have a par value of $0.01 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the Delaware General Corporation Law, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board of Directors may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1.

(a) The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

(b) Other than any directors elected by the separate vote of the holders of one or more series of Preferred Stock, the Board of Directors shall be and is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation (the “Qualifying Record Date”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, at each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Article V Section 1(b), each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c) Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors (the “Voting Stock”); provided, however, that prior to the Trigger Event, any individual director may be removed with or without cause by the holders of the majority of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect).

(d) Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, and except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.

Section 2.

(a) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter or repeal the Bylaws of the Corporation; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter or repeal the Bylaws of the Corporation, from and after the Trigger Event, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to make, alter or repeal the Bylaws of the Corporation.

(b) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(c) Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI

STOCKHOLDERS

Section 1. Subject to the special rights of the holders of one or more series of Preferred Stock, from and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time by the Board of Directors, but such special meetings may not be called by stockholders or any other person or persons. Notwithstanding the immediately preceding sentence, prior to the Trigger Event, special meetings of stockholders of the Corporation may be called by the Secretary of the Corporation at the request of the TPG Investor.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Section 4. The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law, as now in effect or hereafter amended, or any successor statute thereto (the “Delaware Takeover Statute”) until such time as the Trigger Event occurs, whereupon the Corporation will, after the occurrence of the Trigger Event, be governed by the Delaware Takeover Statute.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 3. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 4. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this certificate of incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of

Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, (c) any action arising pursuant to any provision of the Delaware General Corporate Law or the Bylaws or this Amended and Restated Certificate of Incorporation (as either may be amended from time to time) or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE IX

CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. Because the TPG Investor is currently a stockholder of the Corporation and/or is entitled pursuant to the Stockholders Agreement with the right to designate members of the Board of Directors, and in anticipation that the Corporation and the TPG Investor and its respective Affiliates may engage in similar activities or lines of business and/or have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the TPG Investor and its respective Affiliates (including the service of employees, officers or directors of the TPG Investor and its respective Affiliates as directors of the Corporation) and (ii) the potential difficulties attendant to any director fulfilling the full scope of such director’s fiduciary duties in any particular situation, the provisions of this Article IX are set forth to regulate, define and guide (a) the conduct of certain activities of the Corporation as such activities may involve the TPG Investor and its respective Affiliates and their respective officers and directors, and (b) the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. Any member of the Board of Directors designated by the TPG Investor pursuant to the Stockholders Agreement may consider both the interests of such TPG Investor and such TPG Investor’s obligations under the Stockholders Agreement in exercising such Board of Directors member’s powers, rights and duties as a director of the Corporation.

Section 2.

(a) Subject to Section 3 hereof and any contractual obligations by which the Corporation or the TPG Investor may be bound from time to time, none of the TPG Investor nor its respective Affiliates shall have a duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Corporation or any of the Corporation’s Affiliates, including those business activities or lines of business deemed to be competing with the Corporation or any of the Corporation’s Affiliates. To the fullest extent permitted by law none of the TPG Investor nor its respective Affiliates, nor any of their respective officers or directors, shall be liable to the Corporation or its stockholders, or to any Affiliate of the Corporation or such Affiliate’s stockholders or members, for breach of any fiduciary duty, solely by reason of any such activities of the TPG Investor or its respective Affiliates, or of the participation therein by any officer or director of TPG Investor or its respective Affiliates.

(b) To the fullest extent permitted by law, but subject to any contractual obligations by which the Corporation or the TPG Investor may be bound from time to time, none of the TPG Investor nor its respective Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Corporation or any of the Corporation’s Affiliates, and without limiting Section 3 hereof, none of the TPG Investor nor its respective Affiliates nor any of their respective officers, directors or employees shall be deemed to have breached his, her or its fiduciary duties, if any, to the Corporation or its stockholders or to any Affiliate of the Corporation or such Affiliate’s stockholders or members solely by reason of engaging in any such activity.

Section 3. Subject to any contractual provisions by which the Corporation or the TPG Investor or their respective Affiliates may be bound from time to time, in the event that the TPG Investor or its respective Affiliates or any of their respective officers, directors or employees, acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for the TPG Investor (or any of its respective Affiliates), on the one hand, and the Corporation (or any of its Affiliates), on the other hand, none of the TPG Investor nor its respective Affiliates, officers, directors or employees shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliates, and to the fullest extent permitted by law, none of the TPG Investor nor its respective Affiliates, officers, directors or employees shall be liable to the Corporation or its stockholders, or any Affiliate of the Corporation or such Affiliate’s stockholders or members, for breach of any fiduciary duty or otherwise, solely by reason of the fact that the TPG Investor or any of its Affiliates, officers, directors or employees acquires, pursues or obtains such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any of its Affiliates, and the Corporation (on behalf of itself and its Affiliates and their respective stockholders and Affiliates) to the fullest extent permitted by law hereby waives and renounces in accordance with Section 122(17) of the Delaware General Corporation Law any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Affiliates.

Section 4. Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to the effective date of such alteration, amendment, repeal, adoption or modification.

ARTICLE X

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Change of Control or otherwise) any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, from and after the Trigger Event, notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and IX and this Article X.

ARTICLE XI

DEFINITIONS

As used in this Amended and Restated Certificate of Incorporation, unless the context requires otherwise, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any person, means the power to direct or cause the direction of the affairs or management of that person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Change of Control” shall mean any proposed consolidation, merger or share exchange of the Corporation or any sale, lease or other transfer of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s subsidiaries.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Principal Stockholders” means each of (i) the TPG Investor and (ii) the Shamah Investors.

“Shamah Investors” means collectively, (i) J.A. Cosmetics, Corp., (ii) Joseph Shamah, (iii) Alan Shamah and (iv) each Affiliate of any of the foregoing that is party to the Stockholders Agreement.

“Stockholders Agreement” means that certain amended and restated stockholders agreement dated as of September 21, 2016, by and among (i) the Corporation, (ii) the TPG Investor, (iii) the Shamah Investors and (iv) each of the other parties thereto, as such may be amended from time to time.

“TPG Investor” means TPG elf Holdings, L.P., a Delaware limited partnership, and its successors and Affiliates.

“Trigger Event” means the first date on which the Principal Stockholders cease collectively to beneficially own (directly or indirectly) more than 50% of the voting power of the outstanding shares of Common Stock. For the purpose of this Amended and Restated Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

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